EXHIBIT 99.1
Applied Industrial Technologies Reports Fiscal 2024 Second Quarter Results

• Net Sales of $1.1 Billion Up 1.6% YoY; Down 0.1% on an Organic Basis
•Net Income of $91.2 Million, or $2.32 Per Share
•Adjusted Net Income of $88.2 Million, or $2.24 Per Share Up 9.3% YoY
•EBITDA of $130.8 Million Up 4.2% YoY
•Operating Cash Flow of $101.8 Million; Free Cash Flow of $96.2 Million
•Quarterly Dividend Increased 6% to $0.37 Per Share
•Updating Fiscal 2024 Guidance

CLEVELAND, OHIO (January 25, 2024) – Applied Industrial Technologies (NYSE: AIT), a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies, today reported results for its fiscal 2024 second quarter ended December 31, 2023.

Net sales for the quarter of $1.1 billion increased 1.6% over the prior year. The change includes a 1.4% increase from acquisitions and a 0.3% increase from foreign currency translation. Excluding these factors, sales declined 0.1% on an organic basis reflecting a 1.4% increase in the Service Center segment and a 3.0% decrease in the Engineered Solutions segment. The Company reported net income of $91.2 million, or $2.32 per share, and EBITDA of $130.8 million. Results include a tax benefit of $3.0 million, or $0.08 per share, from a deferred tax valuation allowance adjustment. Excluding this item, the Company reported non-GAAP adjusted net income of $88.2 million, or $2.24 per share. On a pre-tax basis, results include $3.4 million ($0.07 after tax per share) of LIFO expense compared to $8.9 million ($0.17 after tax per share) of LIFO expense in the prior-year period.

Neil A. Schrimsher, Applied’s President & Chief Executive Officer, commented, “I’m encouraged by our second quarter results considering normalization of industrywide end-market activity. Organic sales exceeded our expectations and held steady relative to prior-year levels, despite facing our most difficult comparison of the year, and slower technology sector activity as noted last quarter. We also sustained gross margin and EBITDA margin expansion during the quarter, reflecting normalizing LIFO expense, operational execution, and cost control. Additionally, we generated record second quarter cash flow that further expands our capacity to accelerate growth investments and other capital deployment opportunities going forward. Overall, the durability of our results year to date highlights the strong and differentiated position we have across the industrial sector today, and the evolution of Applied that continues to unfold.”

Mr. Schrimsher added, “As we enter the second half of fiscal 2024, we are on course for delivering our financial commitments while making solid progress toward our intermediate objectives of $5.5 billion in sales and 13% EBITDA margins. Near term, we expect underlying industrial activity to remain muted as end markets continue to recalibrate around normalizing supply chains and higher interest rates. This is partially reflected in January sales trending down by an estimated low single-digit percent on an organic basis over prior-year levels, albeit against a difficult low-twenty percent growth comparison last January. That said, we remain constructive moving forward given the potential for reaccelerating sales and earnings growth from easing prior-year comparisons and abating technology sector headwinds, as well as sustained benefits from our internal initiatives. Furthermore, we expect technical MRO and capital spending requirements to remain heightened as customers modernize equipment and expand production facilities to meet a multi-year secular growth cycle across North America that is just beginning. We are well positioned within this backdrop given our multi-faceted strategy focused on enhancing and leveraging our core service center operations, while expanding across higher-engineered solutions. We believe this strategy and our balance sheet capacity support significant value creation long term.”

Updated Fiscal 2024 Guidance
For fiscal 2024, the Company now projects EPS of $9.35 to $9.70 on an adjusted basis (prior $9.25 to $9.80), sales growth of 1% to 3% (prior 1% to 4%) including 0% to 2% on an organic daily basis, and EBITDA margins of 12.1% to 12.3% (prior 12.0% to 12.3%). Updated adjusted EPS guidance excludes the $3.0 million tax benefit in the fiscal 2024 second quarter related to a deferred tax valuation allowance adjustment. Guidance incorporates current economic uncertainty and assumptions of easing end-market demand near term, as well as ongoing inflationary and supply chain headwinds. Guidance does not assume contribution from future acquisitions.

Dividend
Today the Company also announced that its Board of Directors approved an increase in the quarterly cash dividend to $0.37 per common share, payable on February 29th, 2024, to shareholders of record on February 15th, 2024. This represents the 15th dividend increase since 2010.

Conference Call Information
Applied will host a conference call today at 10 a.m. ET to review the Company’s financial performance and outlook. A supplemental investor presentation detailing results is available for reference on the investor relations portion of the Company’s website at www.applied.com. To join the call by telephone, dial 888-660-6573 (toll free) or 929-203-0881 using conference ID 6868675. A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. Replays of the call will be available via webcast, as well as by telephone for one week by dialing 800-770-2030 (toll free) or 647-362-9199 using conference ID 6868675.

About Applied®
Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO and OEM end users in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “expect,” “will,” “guidance” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends and events in the industrial sector of the economy (such as the inflationary environment and supply chain strains), results of operations, and financial condition, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.
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CONTACT INFORMATION

Ryan D. Cieslak Director – Investor Relations & Treasury
216-426-4887 / rcieslak@applied.com

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net Sales	$1,077,153	$1,060,280	$2,172,341	$2,122,685
Cost of sales	760,063	751,775	1,530,169	1,507,397
Gross Profit	317,090	308,505	642,172	615,288
Selling, distribution and administrative expense, including depreciation	202,496	195,612	406,898	395,863
Operating Income	114,594	112,893	235,274	219,425
Interest expense, net	1,917	6,185	3,237	12,665
Other (income) expense, net	(2,924)	758	(2,493)	1,766
Income Before Income Taxes	115,601	105,950	234,530	204,994
Income tax expense	24,373	25,493	49,476	47,657
Net Income	$91,228	$80,457	$185,054	$157,337
Net Income Per Share - Basic	$2.35	$2.09	$4.78	$4.08
Net Income Per Share - Diluted	$2.32	$2.05	$4.71	$4.02
Average Shares Outstanding - Basic	38,744	38,579	38,722	38,552
Average Shares Outstanding - Diluted	39,302	39,208	39,307	39,162

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,	June 30,
	2023	2023

Assets
Cash and cash equivalents	$412,855	$344,036
Accounts receivable, net	659,196	708,395
Inventories	520,155	501,184
Other current assets	89,786	93,192
Total current assets	1,681,992	1,646,807
Property, net	113,706	115,041
Operating lease assets, net	104,517	100,677
Intangibles, net	227,831	235,549
Goodwill	589,356	578,418
Other assets	65,363	66,840
Total Assets	$2,782,765	$2,743,332

Liabilities
Accounts payable	$253,739	$301,685
Current portion of long-term debt	25,159	25,170
Other accrued liabilities	170,228	213,489
Total current liabilities	449,126	540,344
Long-term debt	571,854	596,926
Other liabilities	153,757	147,625
Total Liabilities	1,174,737	1,284,895
Shareholders' Equity	1,608,028	1,458,437
Total Liabilities and Shareholders' Equity	$2,782,765	$2,743,332

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended December 31,

	2023	2022

Cash Flows from Operating Activities
Net income	$185,054	$157,337
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	11,765	11,033
Amortization of intangibles	14,650	15,519
Provision for losses on accounts receivable	1,026	9,573
Amortization of stock appreciation rights and options	1,710	1,871
Other share-based compensation expense	4,237	4,001
Changes in assets and liabilities, net of acquisitions	(47,855)	(111,542)
Other, net	(2,620)	1,031
Net Cash provided by Operating Activities	167,967	88,823
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(21,440)	(25,516)
Capital expenditures	(9,863)	(12,817)
Proceeds from property sales	471	128
Net Cash used in Investing Activities	(30,832)	(38,205)
Cash Flows from Financing Activities
Long-term debt repayments	(25,125)	(40,123)
Interest rate swap settlement receipts	7,194	2,684
Purchases of treasury shares	(10,677)	(716)
Dividends paid	(27,155)	(26,259)
Acquisition holdback payments	(681)	(1,510)
Taxes paid for shares withheld for equity awards	(12,914)	(3,340)
Exercise of stock appreciation rights and options	127	127
Net Cash used in Financing Activities	(69,231)	(69,137)
Effect of Exchange Rate Changes on Cash	915	(417)
Increase (decrease) in cash and cash equivalents	68,819	(18,936)
Cash and Cash Equivalents at Beginning of Period	344,036	184,474
Cash and Cash Equivalents at End of Period	$412,855	$165,538

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

The Company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with reporting of non-GAAP financial measures. The Company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results, assessing prospects for future performance, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of Net income and Net income per share, GAAP financial measures, with Adjusted Net income and Adjusted Net income per share, non-GAAP financial measures:
	Three Months Ended December 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$115,601	$24,373	$91,228	$2.32	21.1%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	2.6%
Adjusted net income and net income per share	$115,601	$27,419	$88,182	$2.24	23.7%

	Six Months Ended December 31, 2023
	Pre-tax	Tax Effect	Net of Tax	Per Share Diluted Impact	Tax Rate
Net income and net income per share	$234,530	$49,476	$185,054	$4.71	21.1%
Tax valuation allowance adjustment	—	3,046	(3,046)	(0.08)	1.3%
Adjusted net income and net income per share	$234,530	$52,522	$182,008	$4.63	22.4%

Reconciliation of Net Income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net Income	$91,228	$80,457	$185,054	$157,337
Interest expense, net	1,917	6,185	3,237	12,665
Income tax expense	24,373	25,493	49,476	47,657
Depreciation and amortization of property	6,048	5,552	11,765	11,033
Amortization of intangibles	7,257	7,814	14,650	15,519
EBITDA	$130,823	$125,501	$264,182	$244,211

The Company defines EBITDA as Earnings from operations before Interest, Taxes, Depreciation, and Amortization, a non-GAAP financial measure. EBITDA excludes items that may not be indicative of core operating results, a non-GAAP financial measure.

Reconciliation of Net Cash provided by Operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure:
	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net Cash provided by Operating Activities	$101,758	$62,880	$167,967	$88,823
Capital expenditures	(5,523)	(7,263)	(9,863)	(12,817)
Free Cash Flow	$96,235	$55,617	$158,104	$76,006

Free cash flow is defined as net cash provided by operating activities less capital expenditures, a non-GAAP financial measure.